Exhibit 4.8

LONG TERM INCENTIVE PLAN1

Vista Energy S.A.B. de C.V. (“Vista”) hereby sets forth the policies, guidelines and procedures, as well as the terms and conditions, that will govern the long-term incentive plan (the “Plan”) for the certain eligible officers, directors, employees and consultants of Vista, and/or of any other subsidiary of Vista. The Plan is effective as of April 4, 2018, as approved by the Shareholders’ Meeting on March 22, 2018 and the Board of Directors of Vista (the “Board”) held on February 8, 2018, as amended from time to time by the Compensation Committee (the “Committee”) and/or the Board.

1.	Purposes

The purpose of the Plan is to provide the means for the Company and its Subsidiaries to attract and retain talented people as officers, directors, employees and consultants which are key to the Company and its Subsidiaries, enhancing the profitable growth of the Company and its Subsidiaries. Likewise, it will be useful for those persons upon whom the responsibilities for the successful management and operation of the Company and its Subsidiaries, and whose present and future contributions are of importance, to acquire and maintain shares or other awards based upon shares, which value is tied to the performance, thereby strengthening their concern for the welfare of the Company and its Subsidiaries.

The Plan will permit the Eligible Individuals to receive Awards, allowing such Eligible Individuals that become Participants, to receive or acquire Common Stock of Vista in accordance with the terms and subject to the conditions set forth herein. The ownership and title to the Common Stock underlying the Awards will not be transferred to the Participant unless and until all conditions have been met in accordance with the terms of the Plan and the Award Notice.

2.	Definitions

For purposes of the Plan, the following terms shall be defined as follows:

“ADS” means American Depositary Shares or any other share certificate which may replace it in the future.

“Award” means an award made pursuant to the terms and conditions of the Plan to an Eligible Individual in the form of Stock Options, Restricted Stock or Performance Restricted Stock.

“Award Notice” means a written document approved in accordance with Section 3 of the Plan, which is delivered to a Participant and sets forth the terms and conditions of an Award to such Participant. An Award Notice may be in the form of (i) an agreement between the Company and a Participant which is executed by an officer on behalf of the Company and is signed by the Participant or (ii) a certificate issued by the Company which is executed by an officer on behalf of the Company but does not require the signature of the Participant.

“Board” means the Board of Directors of Vista.

“Change in Control” shall have meaning set forth in Article 9 of Vista’s Bylaws.

“Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board.

[1]	This restated version of the Long Term Incentive Plan has been approved by the Compensation Committee of the Board of Vista Energy on its session of February 22, 2023.

“Common Stock” means ordinary shares representing the capital stock of Vista or securities that represent them such as ADS.

“Company” means, individually and collectively, Vista, and its Subsidiaries, and any successors thereto.

“Disability” means for any Participant who has an employment or contractual relationship with the Company, the determination that the Participant’s physical or mental disability has rendered the Participant incapable of performing his duties with the Company in a permanent manner, pursuant to the applicable laws to such employment or contractual relationship.

“Eligible Individuals” means the individuals described in Section 6 who are eligible for Awards under the Plan.

“Fair Market Value” means, with respect to Common Stock, as of any given date, the average closing price of the stock quoted for the last immediate preceding five (5) days in which the stock has traded, as reported by the Bolsa de Valores de México or any other stock exchange market where the stock of Vista is listed.

“Manager” means the individual or individuals to whom the Board or the Committee delegates authority under the Plan in accordance with Section 3(a).

“Option Term” has the meaning set forth in Section 8(e).

“Participant” means an Eligible Individual to whom an Award has been granted under the Plan.

“Performance Restricted Stock” means Restricted Stock with respect to which the lapsing of the applicable restrictions are linked to performance criteria.

“Permitted Transferee” has the meaning set forth in Section 11(a).

“Person” means any individual, legal entity, joint venture, asociación en participación, trust, fideicomiso, unincorporated organization or governmental authority, regardless of its name and place of incorporation and regardless of whether it is deemed to have legal personality.

“Restricted Stock” means restricted Shares granted to a Participant pursuant to Section 9 hereof.

“Shares” means shares comprising the Common Stock or securities that represent them such as ADS.

“Stock Option” means the option, but not an obligation, to purchase shares of Common Stock, granted to a Participant pursuant to Section 8 hereof.

“Subsidiary” means regarding any Person, any entity or any other organization in which a Person owns the majority of the shares which represent the capital stock or equity interests or any other kind of interests with voting rights, or the voting control of such an entity and/or organization, be it directly or indirectly, or regarding a Person who has the right to name the majority of the directors (or equivalent management body) or its manager.

“Vista” has the meaning set forth in the first paragraph of this Plan.

3.	Management of the Plan

a) Power and Authority of the Manager. The Plan shall be managed by the individual or individuals to whom the Board or the Committee delegates authority under the Plan in accordance with this Section, which shall have full power and authority, subject to the express provisions hereof:

(i) to select Participants from the Eligible Individuals;

(ii) to make Awards in accordance with the Plan;

(iii) to determine the number of shares of Common Stock subject to each Award;

(iv) to determine the terms and conditions of each Award, other than the terms and conditions that are expressly required under the terms of the Plan;

(v) to specify and approve the provisions of the Award Notices delivered to Participants in connection with their Awards;

(vi) subject to the provisions set forth in the Plan and subject to such additional limitations and restrictions as the Board or Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan;

(vii) to employ such legal counsel, independent auditors and consultants as it deems convenient for the management of the Plan and to rely upon any opinion or computation received therefrom; and

(viii) to make all other determinations and to formulate such procedures as may be necessary or convenient for the administration of the Plan.

(b) Plan Interpretation and Amendment. The Board or the Committee shall have full power and authority, subject to the express provisions hereof, (i) to construe and interpret the Plan, (ii) to amend and rescind rules and procedures relating to the Plan; and (iii) to vary the terms of the Plan taking in to consideration tax, securities law and other regulatory requirements of foreign and domestic jurisdictions.

(c) Determinations Final and Binding. All determinations by the Board or the Committee in carrying out and managing the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons interested herein; provided however, that the Board or the Committee shall act in consultation with the Manager before making a final, binding and conclusive determination.

4.	Effective Date and Term

The Plan has become effective on April 4, 2018, in accordance with the approval obtained by means of the Shareholders’ Meeting resolutions of Vista dated March 22, 2018, following a proposal made by the Board of Vista in its session of February 8, 2018.

5.	Shares of Common Stock Subject to the Plan

The number of shares of Common Stock that may be issued or repurchased by Vista in connection with the implementation of the Plan for purposes of granting Awards, shall be approved from time to time by the Shareholders’ Meeting of Vista; provided that, initially, the Shareholders’ Meeting held on March 22, 2018 has approved to reserve 8,750,000 out of 100 million shares of the Company issued on December 18, 2017, for implementing the Plan.

6.	Eligible Individuals

Awards may be granted by the Manager to individuals (“Eligible Individuals”) who are those officers, directors, employees and consultants of the Company and/or its Subsidiaries which shall be selected by the Manager to participate in the Plan. An individual’s status as a Manager will not affect his or her eligibility to participate in the Plan.

7.	Awards in General

(a) Types of Award and Award Notice. Awards under the Plan may consist of Stock Options, Restricted Stock, or Performance Restricted Stock. Any Award described in Sections 8 through 10 of the Plan may be granted singly or in combination or tandem with any other Award, as the Manager may determine. Awards may be made in combination with, in replacement of, or as alternatives to grants of rights under any other employee compensation plan of the Company, including the plan of any acquired entity, or may be granted in satisfaction of the Company’s obligations under any such plan.

(b) Terms Set Forth in Award Notice. The terms and provisions of an Award shall be set forth in a written Award Notice approved by the Manager and delivered or made available to the Participant as soon as practicable following the date of the Award. The vesting, exercisability and other restrictions applicable to an Award shall be in accordance with the terms of the Plan unless the Manager, in its sole discretion, determines that other terms shall apply to any given Award, which alternative terms shall be set forth in the applicable Award Notice. Notwithstanding the foregoing, the Manager may accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Award first becomes exercisable. The terms of Awards may vary among Participants and the Plan does not impose upon the Manager any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Notices may vary.

8.	Stock Options

(a) Terms of Stock Options; Vesting. A Stock Option shall entitle the Participant to whom the Stock Option was granted to purchase a specified number of Shares during a specified period at a price that is determined in accordance with Section 8(b) below. Unless otherwise specified in the applicable Award Notice, Stock Options shall become vested as follows: (i) 33% on the first anniversary, (ii) 33% on the second anniversary and (iii) 34% on the third anniversary of the date of grant. Only Stock Options that have vested in accordance with this section can be exercised by the Participant (or the Participant’s heirs). Title to the Shares underlying the Stock Option shall be transferred to the Participant once it has exercised the Stock Option in accordance with the terms of the Plan and the Award Notice.

(b) Exercise Price. The exercise price per Share under a Stock Option shall be the Fair Market Value per share on the date of grant;, the exercise price per Share applicable to a Stock Option may not be adjusted or amended, including by means of amendment, cancellation or the replacement of such Stock Option with a subsequently awarded Stock Option; unless under the exceptions listed in Section 12 below.

(c) Valuation of Stock Options. The number of Stock Options to be awarded to an Eligible Person shall be determined by the Manager at the time of grant following the Black-Scholes method.

(d) Termination of Employment or Commercial Relationship. The terms of this Section 8(d) shall apply unless the Manager, in its sole discretion, determines that alternative terms shall be included in any Award Notice in which case the terms in such Award Notice shall govern the rights of the Participant. Notwithstanding the terms of this Section 8(d), in no event shall any Stock Option be exercisable after the end of the applicable Option Term.

(i) Termination with Cause. In the event that a Participant’s employment or commercial relationship with the Company is terminated for cause, as determined by a Court under the laws which regulates such employment or contractual relation, any remaining unvested Stock Options shall immediately lapse and become void. Thereafter, all vested Stock Options shall be immediately exercised by the Participant. Any unexercised Stock Options will thereafter lapse and become void.

(ii) Termination without Cause. In the event that the Participant’s employment or commercial termination by the Company without Cause, any remaining unvested Stock Options shall immediately lapse and become void. Thereafter, all vested Stock Options shall remain exercisable by the Participant until the end of the ninetieth (90th) day after such Participant’s termination of employment or commercial relationship. Any unexercised Stock Options after their respective exercise periods will thereafter lapse and become void.

(iii) Resignation. In the event that the Participant resigns from his or her employment with the Company or voluntarily terminates his or her commercial relationship with the Company for any reason, any remaining unvested Stock Options shall immediately lapse and become void. Thereafter, all vested Stock Options shall be immediately exercised by the Participant. Any unexercised Stock Options will thereafter lapse and become void.

(iv) Retirement. In the event of a Participant’s termination of employment or commercial relationship due to such Participant’s retirement under the laws of his country of employment, all unvested Stock Options shall continue to vest and be exercisable until the expiration of their respective terms; provided that the Participant shall not be employed or rendered services in any manner whatsoever to any company which business may imply to compete with the business of the Company. Any unexercised Stock Options after their respective exercise periods will thereafter lapse and become void.

(iv) Death or Disability. In the event of a Participant’s termination of employment or commercial relationship due to such Participant’s death or Disability, all unvested Stock Options shall become immediately vested and exercisable. Thereafter, all vested Stock Options shall remain exercisable by the Participant (or by the Participant’s beneficiary, as applicable) until the expiration of the Stock Option Term. Any unexercised Stock Options after their respective exercise periods will thereafter lapse and become void.

(e) Option Term. Unless otherwise provided in the Award Notice, each vested Stock Option shall remain outstanding and can be exercised by the Participant at any time from the vesting date until tenth (10th) anniversary of the grant2 date as set forth in the Award Notice (“Option Term”) and shall then terminate in its entirety and be forfeited on the day after Option Term. Stock Options that are not being exercised during the Option Term will expire without any compensation and without any notice being required by the Company.

(f) Method of Exercise. Subject to the provisions of the applicable Award Notice, the exercise price of a Stock Option may be paid in cash or previously owned shares or a combination thereof and, if the applicable Award Notice so provides, in whole or in part through the withholding of shares subject to the Stock Option with a value equal to the exercise price in accordance with the rules and procedures set forth by the Manager for this purpose. The Stock Option may also be exercised through a “cashless exercise” procedure approved by the Manager involving a broker or dealer approved by the Manager, that affords Participants the opportunity to sell, through the Trust, immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the Stock Option exercise price and/or to satisfy withholding tax obligations related to the Stock Option. In all cases, the Participant shall be responsible to comply with applicable legislation related to “priviledge information”.

[2]	As approved by the Compensation Committee on its session of February 26, 2020.

9.	Restricted Stock

(a) Awards Generally. An Award of Restricted Stock shall consist of one or more Shares granted to a Participant for no consideration or such minimal consideration as permitted in accordance with applicable law (e.g., $.01 pesos) and determined by the Manager in the Award Notice. Upon all conditions are met for vesting of the Restricted Stock in accordance with the Plan and the Award Notice, the Restricted Stock shall become unrestricted Shares owned by the corresponding Participant.

(b) Restricted Stock. Unless otherwise specified in the applicable Award Notice, Restricted Stock shall vest and become non-forfeitable in accordance with the following calendar: (i) 33% on the first anniversary, (ii) 33% on the second anniversary and (iii) 34% on the third anniversary of the date of grant.

(c) Termination of Employment or Commercial Relationship. The terms of this Section 9(c) shall apply unless the Manager, in its sole discretion, determines that alternative terms shall be included in any Award Notice in which case the terms in such Award Notice shall govern the rights of the Participant.

(i) Termination with Cause. In the event that a Participant’s employment or commercial relationship with the Company is terminated for cause, as determined by a Court under the laws which regulates such employment or contractual relation, any remaining unvested Restricted Stock shall immediately lapse and become void.

(ii) Termination without Cause. In the event that the Participant’s employment or commercial termination by the Company without Cause, any remaining unvested Restricted Stock shall immediately lapse and become void.

(iii) Resignation. In the event that the Participant resigns from his or her employment with the Company or voluntarily terminates his or her commercial relationship with the Company for any reason, any remaining unvested Restricted Stock shall immediately lapse and become void.

(iv) Retirement. In the event of a Participant’s termination of employment or commercial relationship due to such Participant’s retirement under the laws of his country of employment, all unvested Restricted Stock shall continue to vest and be exercisable until the expiration of their respective terms; provided that the Participant shall not be employed or rendered services in any manner whatsoever to any company which business may imply to compete with the business of the Company.

(iv) Death or Disability. In the event of a Participant’s termination of employment or commercial relationship due to such Participant’s death or Disability, all unvested Restricted Stock shall become immediately vested.

10.	Performance Restricted Stock.

(i) General. Performance Restricted Stock shall vest based on the attainment of performance goals over a period of time to be determined by the Manager in consultation with the Board or the Committee and sets forth in the corresponding Award Notice.

(ii) Permitted Adjustments. The Manager in consultation with the Board or the Committee may equitably adjust any performance goals in order to take into account the occurrence of extraordinary events such as material acquisitions and divestitures, changes in the capital structure of the Company and extraordinary accounting charges.

(iii) The terms of Section 9.c) shall apply “mutatis mutandi” to the Performance Restricted Stock unless the Manager, in its sole discretion, determines that alternative terms shall be included in any Award Notice in which case the terms in such Award Notice shall govern the rights of the Participant.3

[3]	As approved by the Compensation Committee on its session of February 21, 2022.

11.	Other Awards

The Board or the Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, pursuant to the principles of the Plan as approved by the Shareholders’ Meeting of the Company from time to time.

12.	Certain Restrictions

(a) Transfers. Unless the Manager determines otherwise, no Award shall be transferable other than by will or by the laws of descent and distribution or pursuant to a court order; provided, however, that the Manager may, in its discretion and subject to such terms and conditions as it shall specify, permit the transfer of an unvested or unexercised Award for no consideration to a Participant’s family members or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of such family members (collectively, “Permitted Transferees”). Any Award transferred to a Permitted Transferee shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

(b) Lock-up Periods. Each Participant shall agree to be bound by the applicable terms of any lock-up agreement between the Company and any underwriter that restricts or prohibits transactions in Shares for any period of time.

(c) Exercise. During the lifetime of the Participant, a Stock Option or other similar-type Award shall be exercisable only by the Participant or by a Permitted Transferee to whom such Stock Option or other Award has been transferred in accordance with Section 12(a).

13.	Recapitalization or Reorganization

(a) Authority of the Company and Shareholders. The existence of the Plan, the Award Notices and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Change in Control. In addition to the alternatives described in Section 13(c) below, in the event of a Change in Control, all outstanding Awards of Stock Options, Restricted Stock and

Performance Restricted Stock shall become fully vested immediately prior to the consummation of such Change in Control.

(c) Change in Capitalization. The number and kind of shares authorized for issuance under Section 5 above, shall be equitably adjusted in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar corporate event affecting the Common Stock in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan.

In addition, upon the occurrence of any of the foregoing events, the number of outstanding Awards and the number and kind of shares subject to any outstanding Award and the purchase price per share, if any, under any outstanding Award shall be equitably adjusted (including by payment of cash to a Participant) in order to preserve the benefits or potential benefits intended to be made available to Participants granted Awards. Such adjustments shall be made by the Board or the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final. Unless otherwise determined by the Board or the Committee, such adjusted Awards shall be subject to the same vesting schedule and restrictions to which the underlying Award is subject.

14.	Amendments

The Board or the Committee may at any time and from time to time alter, amend, suspend or amend the Plan in whole or in part; provided, however, that any amendment which under the requirements of any applicable law or stock exchange rule must be approved by the shareholders of the Company shall not be effective unless and until such shareholder approval has been obtained in compliance with such law or rule; and provided further, that, except as contemplated by Section13(c) above, the Board or the Committee may not, without the approval of the Shareholders’ Meeting, increase the maximum number of shares issuable under the Plan. No termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been granted, adversely affect the rights of such Participant under such Award. Notwithstanding any provision herein to the contrary, the Board or the Committee shall have broad authority to amend the Plan or any Award under the Plan to take into account changes in applicable tax laws, securities laws, accounting rules and other applicable state and federal laws.

15.	Miscellaneous

(a) Tax Withholding. The Company may require any individual entitled to receive a payment in respect of an Award to remit to the Company, prior to such payment, an amount sufficient to satisfy any Federal, state or local tax withholding requirements. The Company shall also have the right to deduct from all cash payments made pursuant to or in connection with any Award any Federal, state or local taxes required to be withheld with respect to such payments. In the case of an Award payable in Shares, the Company may permit such individual to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold Shares that would otherwise be received by such individual, pursuant to such rules as the Manager may establish from time to time.

(b) Implementation of Plan; Trust. The Company will enter into a trust agreement (the “Trust”) with a Mexican financial institution in order to (i) implement and manage the terms of the Plan, and (ii) transfer the Shares underlying the Awards, as and when required, in accordance with the terms of the Plan and subject to fulfillment of any requirements set forth in applicable law.

The estate of the trust (the “Trust Estate”) shall be comprised by the Shares underlying the Awards and any cash contributions made by the Company from time to time, as well as by the cash payments made by the Participants, their Permitted Transferees or the Company in connection with the exercise of the Stock Options or delivery of Restricted Stock or Performance Restricted Stock.

The trustee of the Trust will act in accordance with the instructions of the Technical Committee of the Trust (the “Technical Committee”), which will be designated by the Manager of the Plan (and may be the same persons as the Manager); therefore, any decisions that are determined by the Manager in accordance with the terms of this Plan will be implemented through the Technical Committee for purposes of the Trust.

(c) Nature of the Awards, No Entitlement; No Claim for Compensation. Upon receipt of any Award Notice, and by mere fact that any Participant receives any Award, the Participant acknowledges the following:

(i) The grant and/or payment of any Award are voluntary and occasional and do not create any contractual or other right for the Participant to receive future grants, payments, or similar awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past. The Awards do not constitute an acquired right. Being a variable and contingent compensation and having received the payment under this concept in past times, does not guarantee that the Participant will be entitled to receive such payments in future occasions;

(ii) All decisions with respect to future Awards if any, will be at the sole discretion of the Company, through the Board, Committee or Manager;

(iii) The Participant is voluntarily participating in the Plan; and

(iv) The Plan or any grants or payments made under this Plan cannot under any circumstances be considered as an acquired right for the Participant.

(d) Award Notice. Except as expressly provided herein, in the event of any conflict or inconsistency between the Plan and any Award Notice, the Plan shall govern, and the Award Notice shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(e) Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

(f) Applicable Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the applicable federal laws of Mexico.